KPMG Peat Marwick

Certified Public Accountants

2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana  46204-2462









The Board of Directors
IWC Resources Corporation

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of revenue recognition in 1991 and changes in the method of accounting for income taxes and postretirement benefits other than pensions in 1993.





/s/ KPMG Peat Marwick LLP


Indianapolis, Indiana
October 10, 1994
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